Exhibit 99.1

IAC REPORTS Q3 2020 – Q3 REVENUE INCREASES 12% TO $788 MILLION

NEW YORK— November 5, 2020—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q3 2020	Q3 2019	Growth

Revenue	$ 788.4	$ 705.4	12%
Operating (loss) income	(128.6)	13.9	NM
Net earnings	184.9	16.5	1023%
GAAP Diluted EPS	2.04	0.19	956%
Adjusted EBITDA	35.2	59.9	-41%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q3 2020 HIGHLIGHTS

•	IAC announced it is considering a spin-off of its ownership stake in Vimeo to its shareholders; IAC also entered into an agreement to raise $150 million at Vimeo at an enterprise value of approximately $2.75 billion.

•	ANGI Homeservices revenue increased 9% to $389.9 million.

o    Marketplace Monetized Transactions increased 8% to 4.7 million and Marketplace Transacting Service Professionals increased 9% to 207,000.

•	Vimeo revenue increased 44% to $75.1 million and subscribers grew 21% to 1.46 million. Operating loss was $3.3 million and Adjusted EBITDA was $3.4 million, the first quarter of positive Adjusted EBITDA.

•	Dotdash revenue increased 26% to $50.8 million, the 14th consecutive quarter of double-digit revenue growth. Operating income increased 219% to $11.8 million and Adjusted EBITDA increased 130% to $16.2 million.

o	On September 22, 2020, Dotdash completed the acquisition of Simply Recipes and Serious Eats, leading food and recipe sites that will join Dotdash’s growing food portfolio alongside The Spruce Eats.

•	Search revenue was $145.2 million, operating loss was $53.0 million and Adjusted EBITDA was $11.9 million. Search operating loss reflects $64.0 million of goodwill and intangible asset impairments.

•	Subsequent to Q3 2020, Care.com completed the acquisition of LifeCare, a leading provider of family care benefits.

•	Net income includes a $227.7 million after-tax unrealized gain to reflect the value of our investment in MGM Resorts International as of September 30, 2020. IAC currently owns 59 million shares of MGM Resorts International.

•	For the nine months ended September 30, 2020, net cash provided by operations was $168.0 million and Free Cash Flow was $126.4 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2020	Q3 2019	Growth
Revenue
ANGI Homeservices	$389.9	$357.4	9%
Vimeo	75.1	52.1	44%
Dotdash	50.8	40.3	26%
Search	145.2	185.7	-22%
Emerging & Other	127.4	70.0	82%
Inter-segment eliminations	(0.1)	(0.1)	-24%
Total Revenue	$788.4	$705.4	12%
Operating (Loss) Income
ANGI Homeservices	$(3.0)	$24.7	NM
Vimeo	(3.3)	(11.2)	70%
Dotdash	11.8	3.7	219%
Search	(53.0)	28.8	NM
Emerging & Other	(35.1)	8.5	NM
Corporate	(46.0)	(40.6)	-13%
Total Operating (Loss) Income	$(128.6)	$13.9	NM
Adjusted EBITDA
ANGI Homeservices	$38.5	$58.9	-35%
Vimeo	3.4	(8.0)	NM
Dotdash	16.2	7.0	130%
Search	11.9	29.2	-59%
Emerging & Other	(8.1)	(5.3)	-53%
Corporate	(26.7)	(21.9)	-22%
Total Adjusted EBITDA	$35.2	$59.9	-41%

Please refer to the IAC Q3 2020 shareholder letter for 2020 monthly metrics.

ANGI Homeservices

Please refer to the ANGI Homeservices Q3 2020 earnings release for further detail.

Vimeo

•	Revenue increased 44% to $75.1 million driven by:
o	A 21% growth in total subscribers to 1.46 million
o	A 22% increase in average revenue per subscriber

•	Operating loss decreased from $11.2 million to $3.3 million while Adjusted EBITDA grew to $3.4 million compared to a loss of $8.0 million in Q3 2019 driven, in part, by higher gross margins.

Dotdash

•	Revenue increased 26% to $50.8 million due to 70% higher Performance Marketing revenue and 9% higher Display Advertising revenue.

•	Operating income increased 219% to $11.8 million due to Adjusted EBITDA increasing 130% to $16.2 million.

Search

•	Revenue decreased 22% to $145.2 million due to a 44% decrease at Desktop and a 7% decrease at Ask Media Group.

o	The decrease in Desktop revenue was driven by lower consumer queries and monetization challenges following browser policy changes and the impact of COVID-19

o	The decrease at Ask Media Group was driven by lower monetization due to the impact of COVID-19 on advertising rates

•	Operating loss was $53.0 million as compared to income of $28.8 million in Q3 2019 due primarily to:

o	A $53.2 million goodwill impairment and a $10.8 million intangible asset impairment at Desktop driven by traffic trends and monetization challenges due to browser policy changes and the impact of COVID-19

o	A decrease of $17.3 million in Adjusted EBITDA to $11.9 million

Emerging & Other

•	Revenue increased 82% to $127.4 million due primarily to:

o	The acquisition of Care.com (acquired on February 11, 2020)

o	4% growth at Mosaic Group to $53.4 million (ended Q3 2020 with 3.9 million subscribers)

•	Operating loss was $35.1 million compared to income of $8.5 million in Q3 2019 due to:

o	$24.0 million higher amortization of intangibles due primarily to the acquisition of Care.com

o	A $16.1 million decrease in Q3 2019 in the expected amount of contingent consideration to be paid in connection with a previous acquisition

o	$2.8 million higher Adjusted EBITDA losses reflecting:

▪	Lower profits at Mosaic Group due to higher marketing

▪	Investment at Care.com as well as $5.0 million of transaction-related items (including $2.6 million in transaction-related costs and $2.4 million in deferred revenue write-offs)

Corporate

Operating loss increased $5.3 million primarily due to $4.8 million higher Adjusted EBITDA losses due mainly to increased compensation costs (driven by increased taxes related to Match Group option exercises by IAC employees).

Income Taxes

The Company recorded an income tax benefit of $29.5 million in Q3 2020 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards. The Company recorded an income tax benefit of $19.1 million in Q3 2019 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the nine months ended September 30, 2020, Free Cash Flow increased $8.6 million to $126.4 million due primarily to favorable working capital and lower capital expenditures, partially offset by lower Adjusted EBITDA.

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2020	2019
Net cash provided by operating activities	$168.0	$191.4
Capital expenditures	(41.7)	(73.6)
Free Cash Flow	$126.4	$117.8

CONFERENCE CALL

IAC and ANGI Homeservices will host a live webcast to answer questions regarding their third quarter results on Friday, November 6, 2020, at 8:30 a.m. Eastern Time. This webcast will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and ANGI Homeservices’ business. The live webcast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2020:

•	IAC had 85.3 million common and Class B common shares outstanding.

•	On a consolidated basis, the Company had $3.8 billion in cash and cash equivalents and marketable securities (excluding the investment in MGM Resorts International which is held as a long-term investment), of which IAC held $2.9 billion and ANGI Homeservices held $905.0 million.

•	On a consolidated basis, the Company had $737.2 million in long-term debt, all of which was held at ANGI Homeservices.

•	IAC’s economic interest in ANGI Homeservices was 84.5% and IAC’s voting interest was 98.2%. IAC held 421.9 million shares of ANGI Homeservices.

ANGI Homeservices has a $250 million revolving credit facility, which had no borrowings as of September 30, 2020 and currently has no borrowings. IAC had a $250 million revolving credit facility which was terminated on October 2, 2020 (no borrowings were then outstanding).

IAC has 8.0 million shares remaining in its stock repurchase authorization.

ANGI Homeservices has 20.1 million shares remaining in its stock repurchase authorization.

IAC and ANGI Homeservices may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q3 2020	Q3 2019	Growth
ANGI Homeservices

Revenue ($ in millions)
Marketplace (a)	$306.7	$273.5	12%
Advertising & Other (b)	65.5	65.7	0%
Total North America	$372.2	$339.1	10%
Europe	17.7	18.2	-3%
Total ANGI Homeservices revenue	$389.9	$357.4	9%
Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (c)	9,837	7,641	29%
Marketplace Monetized Transactions (in thousands) (d)	4,716	4,367	8%
Marketplace Revenue per Monetized Transaction (e)	$65	$63	4%
Marketplace Transacting Service Professionals (in thousands) (f)	207	190	9%
Marketplace Revenue per Transacting Service Professional (g)	$1,483	$1,440	3%
Advertising Service Professionals (in thousands) (h)	39	37	5%

Vimeo

Vimeo Ending Subscribers (in thousands) (i)	1,460	1,211	21%

Dotdash
Revenue ($ in millions)
Display Advertising (j)	$31.8	$29.2	9%
Performance Marketing (k)	18.9	11.1	70%
Total Revenue	$50.8	$40.3	26%

Search
Revenue ($ in millions)
Ask Media Group (l)	$102.9	$110.8	-7%
Desktop (m)	42.3	74.9	-44%
Total Revenue	$145.2	$185.7	-22%

Emerging & Other
Revenue ($ in millions)
Mosaic Group (n)	$53.4	$51.2	4%

See notes on following page

OPERATING METRICS (continued)

(a)	Primarily reflects the HomeAdvisor and Handy domestic marketplaces, including consumer connection revenue for consumer matches, revenue from pre-priced jobs sourced through the HomeAdvisor and Handy platforms and membership subscription revenue from service professionals.
(b)	Primarily includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers).
(c)	Fully completed and submitted domestic customer service requests to HomeAdvisor and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms in the period.
(d)	Fully completed and submitted domestic customer service requests to HomeAdvisor that were matched and paid for by a service professional and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms in the period.
(e)	Marketplace quarterly revenue divided by Marketplace Monetized Transactions.
(f)	The number of HomeAdvisor and Handy domestic service professionals that paid for consumer matches or performed a job sourced through the HomeAdvisor and Handy platforms in the quarter.
(g)	Marketplace quarterly revenue divided by Marketplace Transacting Service Professionals.
(h)	The number of Angie’s List service professionals under contract for advertising at the end of the period.
(i)	The number of subscribers to Vimeo’s SaaS video tools at the end of the period.
(j)	Display Advertising consists primarily of revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.
(k)	Performance Marketing primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.
(l)	Ask Media consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.
(m)	Desktop consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.
(n)	Mosaic Group includes Apalon, iTranslate and TelTech and its revenue is primarily generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	10/30/20	Dilution at:
Share Price			$120.72	$125.00	$130.00	$135.00	$140.00

Absolute Shares as of 10/30/20	85.3		85.3	85.3	85.3	85.3	85.3

RSUs and non-publicy traded subsidiary denominated equity awards	1.6		0.4	0.4	0.4	0.4	0.4
Options	4.4	$20.07	1.0	1.0	1.0	1.0	1.0
Total Dilution			1.4	1.4	1.4	1.4	1.4
% Dilution			1.6%	1.6%	1.6%	1.6%	1.6%
Total Diluted Shares Outstanding			86.8	86.8	86.8	86.8	86.8

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $314.7 million, assuming a stock price of $120.72 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2020.

ANGI Homeservices Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices equity awards can be settled either in IAC or ANGI Homeservices common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$788,377	$705,382	$2,198,862	$2,035,287
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	207,643	158,161	565,609	447,734
Selling and marketing expense	340,524	310,301	957,557	929,712
General and administrative expense	168,889	135,463	583,355	448,377
Product development expense	67,870	49,991	192,116	140,351
Depreciation	18,753	15,009	50,849	39,042
Amortization of intangibles	60,151	22,545	132,213	64,112
Goodwill impairment	53,173	-	265,146	-
Total operating costs and expenses	917,003	691,470	2,746,845	2,069,328

Operating (loss) income	(128,626)	13,912	(547,983)	(34,041)

Interest expense	(5,807)	(2,898)	(9,579)	(9,402)
Other income (expense), net	290,786	(11,715)	211,769	16,850
Earnings (loss) before income taxes	156,353	(701)	(345,793)	(26,593)
Income tax benefit	29,508	19,079	107,019	53,319
Net earnings (loss)	185,861	18,378	(238,774)	26,726
Net earnings attributable to noncontrolling interests	(944)	(1,912)	(625)	(10,718)
Net earnings (loss) attributable to IAC shareholders	$184,917	$16,466	$(239,399)	$16,008

Earnings (loss) per share attributable to IAC shareholders:
Basic earnings (loss) per share	$2.17	$0.19	$(2.81)	$0.19
Diluted earnings (loss) per share	$2.04	$0.19	$(2.81)	$0.19

Stock-based compensation expense by function:
Cost of revenue	$34	$16	$162	$59
Selling and marketing expense	2,677	1,139	5,083	3,890
General and administrative expense	25,930	21,365	136,198	83,688
Product development expense	3,078	2,065	7,154	7,230
Total stock-based compensation expense	$31,719	$24,585	$148,597	$94,867

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$3,471,713	$839,796
Marketable debt securities	349,953	-
Accounts receivable, net of allowance and reserves	227,316	181,875
Note receivable—related party	-	55,251
Other current assets	156,489	152,334
Total current assets	4,205,471	1,229,256

Building, capitalized software, leasehold improvements and equipment, net	265,818	305,414
Goodwill	1,767,834	1,616,867
Intangible assets, net	394,415	350,150
Long-term investments	1,580,478	347,975
Other non-current assets	266,198	247,746
TOTAL ASSETS	$8,480,214	$4,097,408

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	96,062	72,452
Deferred revenue	268,225	178,647
Accrued expenses and other current liabilities	402,198	320,473
Total current liabilities	780,235	585,322

Long-term debt, net	715,408	231,946
Income taxes payable	6,207	6,410
Deferred income taxes	25,970	44,459
Other long-term liabilities	192,313	180,307

Redeemable noncontrolling interests	44,164	43,818

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	80	-
Class B common stock	6	-
Additional paid-in capital	6,021,045	-
Retained earnings	184,917	-
Invested capital	-	2,547,251
Accumulated other comprehensive loss	(11,818)	(12,226)
Total IAC shareholders' equity and invested capital, respectively	6,194,230	2,535,025
Noncontrolling interests	521,687	470,121
Total shareholders' equity	6,715,917	3,005,146
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,480,214	$4,097,408

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) earnings	$(238,774)	$26,726
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Stock-based compensation expense	148,597	94,867
Amortization of intangibles	132,213	64,112
Depreciation	50,849	39,042
Provision for credit losses	62,594	50,461
Goodwill impairment	265,146	-
Deferred income taxes	(82,948)	(56,726)
Gains on equity securities, net	(215,882)	(26,120)
Other adjustments, net	18,953	14,166
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(91,515)	(64,935)
Other assets	(5,672)	11,365
Accounts payable and other liabilities	50,019	4,873
Income taxes payable and receivable	(3,490)	3,056
Deferred revenue	77,957	30,465
Net cash provided by operating activities	168,047	191,352
Cash flows from investing activities:
Acquisitions, net of cash acquired	(529,174)	(196,578)
Capital expenditures	(41,651)	(73,575)
Proceeds from maturities of marketable debt securities	125,000	25,000
Purchases of marketable debt securities	(424,875)	-
Net proceeds from the sale of businesses and investments	17,860	24,461
Purchases of investments	(1,019,608)	(250,096)
Decrease (increase) in notes receivable—related party	54,828	(55,827)
Other, net	(10,678)	(2,608)
Net cash used in investing activities	(1,828,298)	(529,223)
Cash flows from financing activities:
Proceeds from the issuance of ANGI Group Senior Notes	500,000	-
Principal payments on ANGI Group Term Loan	(10,313)	(10,313)
Principal payments on related-party debt	-	(2,500)
Debt issuance costs	(5,635)	-
Purchase of ANGI Homeservices treasury stock	(54,400)	(33,979)
Proceeds from the exercise of ANGI Homeservices stock options	-	573
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(23,970)	-
Withholding taxes paid on behalf of ANGI Homeservices employees on net settled stock-based awards	(49,993)	(30,039)
Purchase of noncontrolling interests	(4,280)	(6,192)
Cash merger consideration paid by Old IAC in connection with the Separation	837,913	-
Transfers from Old IAC for periods prior to the Separation	1,706,479	225,461
Proceeds from the sale of Old IAC Class M common stock	1,408,298	-
Other, net	784	(3,774)
Net cash provided by financing activities	4,304,883	139,237
Total cash provided (used)	2,644,632	(198,634)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(511)	(388)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,644,121	(199,022)
Cash and cash equivalents and restricted cash at beginning of period	840,732	886,836
Cash and cash equivalents and restricted cash at end of period	$3,484,853	$687,814

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended September 30, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill impairment	Adjusted EBITDA
ANGI Homeservices	$(3.0)	$14.7	$13.9	$12.9	$-	$38.5
Vimeo	(3.3)	-	0.1	6.6	-	3.4
Dotdash	11.8	-	0.7	3.7	-	16.2
Search	(53.0)	-	0.9	10.8	53.2	11.9
Emerging & Other	(35.1)	-	0.9	26.2	-	(8.1)
Corporate	(46.0)	17.0	2.3	-	-	(26.7)
Total	$(128.6)	$31.7	$18.8	$60.2	$53.2	$35.2

	For the three months ended September 30, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
ANGI Homeservices	$24.7	$8.8	$11.2	$14.2	$-	$58.9
Vimeo	(11.2)	-	-	3.1	-	(8.0)
Dotdash	3.7	-	0.2	3.1	-	7.0
Search	28.8	-	0.4	-	-	29.2
Emerging & Other	8.5	-	0.2	2.1	(16.1)	(5.3)
Corporate	(40.6)	15.8	2.9	-	-	(21.9)
Total	$13.9	$24.6	$15.0	$22.5	$(16.1)	$59.9

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2020
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
ANGI Homeservices	$(1.7)	$55.0	$38.6	$38.8	$-	$-	$130.8
Vimeo	(25.6)	-	0.3	12.7	-	-	(12.7)
Dotdash	21.9	-	1.6	11.9	-	-	35.3
Search	(264.8)	-	1.9	32.2	-	265.1	34.4
Emerging & Other	(62.0)	0.1	1.5	36.6	(6.9)	-	(30.6)
Corporate	(215.8)	93.5	7.0	-	-	-	(115.3)
Total	$(548.0)	$148.6	$50.8	$132.2	$(6.9)	$265.1	$41.9

	For the nine months ended September 30, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition -related contingent consideration fair value adjustments	Adjusted EBITDA
ANGI Homeservices	$32.5	$45.6	$27.0	$42.4	$-	$147.5
Vimeo	(40.6)	-	0.4	6.5	-	(33.7)
Dotdash	13.8	-	0.7	8.1	-	22.6
Search	100.6	-	1.4	-	-	102.0
Emerging & Other	(21.3)	-	0.5	7.0	(13.0)	(26.7)
Corporate	(119.0)	49.3	9.0	-	-	(60.7)
Total	$(34.0)	$94.9	$39.0	$64.1	$(13.0)	$151.0

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with awards issued by certain subsidiaries of the Company and expense related to awards that were granted under various IAC stock and annual incentive plans. These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 8 for a summary of our dilutive securities, including stock-based awards as of October 30, 2020 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and ANGI Homeservices live webcast, which will be held at 8:30 a.m. Eastern Time on Friday, November 6, 2020 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, including the consummation of the third-party investment in Vimeo and the possibility of separating Vimeo from IAC, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the impact of the COVID-19 outbreak on our businesses, the risk inherent in separating Vimeo from IAC, the failure of the third-party investment in Vimeo to be consummated, our continued ability to successfully market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, our ability to market our products and services in a successful and cost-effective manner, the continued display of links to websites offering our products and services in a prominent manner in search results, changes in our relationship with (or policies implemented by) Google, our ability to compete, the failure or delay of the markets and industries in which our businesses operate to migrate online, adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, our ability to establish and maintain relationships with quality service professionals and caregivers, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to access, collect and use personal data about our users and subscribers, our ability to successfully offset increasing digital app store fees, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investment in ANGI Homeservices, foreign exchange currency rate fluctuations, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to operate in (and expand into) international markets successfully, regulatory changes, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties and the possibility that our historical consolidated and combined results may not be indicative of our future results. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy. The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

*    *    *